EXHIBIT 99.2

PRESS RELEASE:

Mitel Corporation Signs Definitive Agreement to Sell Its Communications Systems Business

OTTAWA, CANADA, January 5, 2001 - Mitel Corporation (NYSE/TSE:MLT) today announced that it has entered into a definitive agreement for the sale of its worldwide communications systems business, including the name "Mitel", to a company controlled by Dr. Terence H. Matthews. As part of the transaction, Mitel will also transfer its Ottawa, Canada real estate to Dr. Matthews. The total purchase price is approximately $350 million, of which approximately $315 million is payable in cash with the balance consisting of a 10% ownership interest in the systems business.

The sale was announced on December 15, 2000 when the parties entered into a letter of intent. The closing of the transaction, which is subject to regulatory approvals and the satisfaction of customary conditions, is expected to occur in February 2001.

Mitel Corporation will release its third quarter earnings for Fiscal 2001 on Thursday, February 1, 2001, and will host a conference call for shareholders, analysts, and the media. Details of the call will be available shortly.

About Mitel

Mitel is a global provider of semiconductors and communication systems for converging voice and data networks in a rapidly evolving Internet economy. The company today has annual revenues of $1.4 billion and employs some 6,000 people worldwide.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

                                     - 30 -

For further information:

Mitel Corporation                           For Dr. Matthews
Jacques Guerette                            Pam Aung Thin
Corporate Communications                    Hill & Knowlton
613 592-2122                                613 786-9939
jacques_guerette@mitel.com.                 pam.aungthin@hillandknowlton.ca